Exhibit 10.3

R1 RCM Inc.

November 7, 2022

John Sparby

[*****]

Re: Employment Terms

Dear John,

On behalf of R1 RCM Inc. (“R1”), I am delighted to confirm that, effective January 1, 2023, you will be appointed as President, reporting to R1’s Chief Executive Officer. The terms and conditions of your employment with R1 are set forth in further detail below and Exhibit A (collectively, with all other Exhibits hereto, this “Agreement”). Effective January 1, 2023, this Agreement will supersede any and all prior employment agreements or offer letters with R1 and/or its parent, subsidiaries, or predecessors.

Salary and Annual Bonus

Your starting salary (“Base Salary”) will be $750,000 per year, paid semi-monthly. You will continue to be eligible to participate in the R1 annual cash incentive bonus plan (“Annual Bonus Plan”) with an annual bonus target equal to 100% of your Base Salary. The bonus is discretionary and will be earned each calendar year based upon achievement of corporate and individual performance objectives established for that calendar year.

Equity Grants

You will continue to be eligible to participate in the long-term incentive (“LTI”) program along with other R1 executives. Awards under the LTI program are at the discretion of the Human Capital Committee. Beginning in 2023, based on the current program, the target value of annual equity awards will be 200% of your Base Salary.

Health & Welfare Benefits

You will continue to be eligible to participate in R1’s benefit programs on the same terms and conditions as similarly situated executives, including R1’s Executive Health program.

Additional Employment Terms

Attached as Exhibit A are additional terms of your employment.

John, we truly believe that we are building the best team in the industry and are very pleased that you will be joining us at R1. To accept these terms, please sign below and return an executed copy to me.

Sincerely,

/s/ Kate Sanderson
Kate Sanderson
Executive Vice President, Chief HR Officer

Agreed and Accepted:

/s/ John Sparby
John Sparby

Date: November 7, 2022

Exhibit A

Employment Terms

1.	Your employment with R1 RCM Inc and R1 RCM Holdco Inc. (“R1” or “Company”) is “at will,” meaning it is terminable at any time by either you or R1, subject to the provisions of this Agreement.

2.	Your employment with R1, as well as your role as an officer of R1 or any subsidiary, will terminate:

a.

upon at least thirty days’ prior written notice to R1 of your voluntary termination of employment, with or without Good Reason (which R1 may, in its sole discretion, make effective earlier than any notice date);

b.	as specified in a written notice by R1 to you of a termination of employment for Cause or without Cause (other than for Disability);

c.	immediately upon your death; or

d.	upon at least ten days’ prior written notice by R1 to you of your termination of employment due to Disability.

3.	Severance.

a.	In the event of your termination of employment from R1 by reason of your death, Disability, or by R1 for Cause, you will be entitled to receive:

i.	any unpaid Base Salary through the date of termination;

ii.

except in the case of your termination by R1 for Cause, any annual bonus earned but unpaid with respect to the fiscal year ending on or preceding the date of termination, payable at the same time as it would have been paid had you not undergone a termination of employment;

iii.	reimbursement in accordance with applicable Company policy for any unreimbursed business expenses incurred through the date of termination;

iv.	any accrued but unused vacation time in accordance with Company policy; and

v.

all other payments, benefits or fringe benefits to which you are entitled under the terms of any applicable compensation or equity arrangement or employee benefit plan or program of R1 (collectively, the foregoing payment and benefits described in clauses (i)-(v) will be hereafter referred to as the “Accrued Benefits”).

b.

In the event of your termination of employment from R1 by R1 without Cause, or by you for Good Reason, R1 shall pay or provide you with the following severance benefits in addition to the Accrued Benefits:

i.

subject to your continued compliance with all of your post-termination obligations to R1, an amount equal to your monthly Base Salary rate, paid monthly for a period of twelve months following such termination.

ii.

subject to (A) your timely election of continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), (B) your continued copayment of premiums at the same level and cost to you as if you were an employee of R1 (excluding, for purposes of calculating cost, an employee’s ability to pay premiums with pre-tax dollars), and (C) your continued compliance with all of your post-termination obligations to R1, continued participation in R1’s group health plan (to the extent permitted under applicable law and the terms of such plan) which covers you (and your eligible dependents) for a period of twelve months following such termination at R1’s expense; provided that you are eligible and remain eligible for COBRA coverage; and provided, further, that in the event that you obtain other employment that offers group health benefits, such continuation of coverage by R1 will immediately cease. Notwithstanding the foregoing, R1 will not be obligated to provide the foregoing continuation coverage if it would result in the imposition of excise taxes on R1 for failure to comply with the nondiscrimination requirements of the Patient Protection and Affordable Care Act of 2010, as amended, and the Health Care and Education Reconciliation Act of 2010, as amended (to the extent applicable); and

iii.	A lump sum equal to your target Annual Bonus Plan target.

c.

Payment of all amounts described in part (b) above, excluding the Accrued Benefits (the “Severance Payments”) will only be payable if you deliver to R1 and do not revoke a general release of claims in favor of R1 and its affiliates in a form reasonably satisfactory to R1. Such release must be executed and delivered (and no longer subject to revocation, if applicable) within sixty days following termination. To the extent that payment of any amount of the Severance Payments constitutes “nonqualified deferred compensation” for purposes of “Code Section 409A” (as defined below), any such payment scheduled to occur during the first sixty days following the termination of employment will not be paid until the sixtieth day following such termination of employment and will include payment of any amount that was otherwise scheduled to be paid prior thereto.

d.

In the event that a Change of Control occurs while you have been in the continuous employment of R1, vesting of equity awards (or, if applicable, any securities granted or issued to you in respect of such equity award in connection with a Change of Control) shall be governed by the relevant plan document for each such award.

4.	For purposes of this Agreement:

a.

“Cause” means: (i) your conviction for, or plea of guilty or nolo contendere to, a felony; (ii) your engaging in conduct that constitutes gross neglect or willful misconduct and that, in either case, results in material economic or reputational harm to R1; (iii) your willful breach of any provision of this Agreement or any applicable non-disclosure, non-competition, non-solicitation or other similar restrictive covenant obligation owed to R1; or (iv) your repeated refusal, or failure to undertake good faith efforts, to perform your material employment duties and responsibilities for R1, so long as R1 provides written notice of the perceived violations under this subsection (iv) and you fail to cure within thirty (30) days of such notice.

b.	“Change of Control” means

i.

the consummation of any consolidation or merger of R1 where the stockholders of R1, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the voting shares of R1 issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any);

ii.

any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of R1 to a Third-Party Purchaser;

iii.	any sale of a majority of the voting shares of R1 to a Third-Party Purchaser;

iv.	the consummation of a Take Private Change of Control; or

v.	any liquidation or dissolution of R1.

Notwithstanding the foregoing, other than with respect to a Take Private Change of Control, a “Change of Control” shall not be deemed to have occurred if the event constituting such “Change of Control” is not (x) a change in the ownership of the corporation, (y) a change in effective control of the corporation, or (z) a change in the ownership of a substantial portion of the assets of the corporation, as those terms are used and defined in Section 409A(a)(2)(A)(v) of the Code, and the regulations thereunder, and where the word “corporation” used above and in such provisions is taken to refer to R1.

c.

“Disability” means you have been unable, with or without reasonable accommodation and due to physical or mental incapacity, to substantially perform your duties and responsibilities hereunder for a period of one hundred eighty days out of any consecutive three hundred sixty-five days.

d.

“Good Reason” shall mean (i) a material diminution of your position, responsibilities, or duties; (ii) a reduction of your Base Salary or Annual Bonus Plan target; or (iii) a reporting relationship to any position below the CEO of R1. In order to terminate your employment for Good Reason, you must submit written notice to R1, describing the specific facts constituting Good Reason, within 60 days after the occurrence of the actions giving rise to Good Reason. Further, a Good Reason termination will only be effective if the conditions outlined above are not cured by R1 within thirty (30) days following receipt of the detailed written notice by you to R1.

e.

“Person” means any individual, entity or group, within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding (i) R1 and any of its subsidiaries, (ii) any employee stock ownership or other employee benefit plan maintained by R1, and (iii) an underwriter or underwriting syndicate that has acquired R1’s securities solely in connection with a public offering thereof.

f.

“Take Private Change of Control” means the consummation of any transaction or series of transactions following which no shares of R1 (or of its ultimate parent corporation) are listed on the New York Stock Exchange or the NASDAQ, on any other United States stock exchange, or are otherwise listed on a public trading market (including the OTC Markets Group, Inc.).

g.

“Third Party Purchaser” means any Person or group of Persons, none of whom is, immediately prior to the subject transaction, TowerBrook, Ascension, a TB/AS Co-Investment Vehicle, New Mountain Capital, or any Affiliate thereof.

5.

Restrictive Covenants. You, by virtue of your role with R1, have access to, and are involved in the formulation of, certain confidential and secret information of R1 regarding its operations and you could materially harm the business of R1 by competing with R1 or soliciting employees or customers of R1.

a.

Non-Solicitation. During the time in which you perform services for R1 and for a period of eighteen months after you cease to perform services for R1, regardless of the reason, you shall not, directly or indirectly, either alone or in conjunction with any person, firm, association, company or corporation:

i.

Hire, recruit, solicit or otherwise attempt to employ or retain or enter into any business relationship with, any person who is or was an employee of R1 within the eighteen month period immediately preceding the cessation of your service with R1; or

ii.

Solicit the sale of any products or services that are similar to or competitive with products or services offered by, manufactured by, designed by, or distributed by Company, to any person, company or entity which was or is a customer or potential customer of Company for such products or services.

b.

Non-Disclosure. You will not, without R1’s prior written permission, directly or indirectly, utilize for any purpose other than for a legitimate business purpose solely on behalf of R1, or directly or indirectly, disclose to anyone outside of R1, either during or after your employment with R1 ends, R1’s Confidential Information, as long as such matters remain Confidential Information. This Agreement shall not prohibit you from (i) revealing evidence of criminal wrongdoing to law enforcement, (ii) disclosing or discussing concerns regarding regulatory or legal compliance with any governmental agency or entity to the extent that such disclosures or discussions are protected under any whistleblower protection provisions of Federal or state laws or regulations or (iii) divulging R1’s Confidential Information by order of court or agency of competent jurisdiction. However, you shall promptly inform R1 of any such situations and shall take such reasonable steps to prevent disclosure of R1’s Confidential Information until R1 has been informed of such requested disclosure and R1 has had an opportunity to respond to the court or agency.

c.

Return of Company Property. You agree that, in the event that your service to R1 is terminated for any reason, you shall immediately return all of R1’s property, including without limitation, (i) tools, pagers, computers, printers, key cards, documents or other tangible property of R1, and (ii) R1’s Confidential Information in any media, including paper or electronic form, and Participant shall not retain in your possession any copies of such information.

d.

Ownership of Software and Inventions. All discoveries, designs, improvements, ideas, inventions, software, whether patentable or copyrightable or not, shall be works-made-for-hire and Company shall be deemed the sole owner throughout the universe of any and all rights of whatsoever nature therein, with the rights to use the same in perpetuity in any manner R1 determines in its sole discretion without any further payment to you whatsoever. If, for any reason, any of such results and proceeds which relate to the business shall not legally be a work-for-hire and/or there are any rights which do not accrue to R1 under the preceding sentence, then you hereby irrevocably assigns and agrees to quitclaim any and all of your right, title and interest thereto including, without limitation, any and all copyrights, patents, trade secrets, trademarks and/or other rights of whatsoever nature therein, whether or not now or hereafter known, existing, contemplated, recognized or developed to R1, and R1 shall have the right to use the same in perpetuity throughout the universe in any manner R1 determines without any further payment to you whatsoever. You shall, from time to time, as may be reasonably requested by R1, at R1’s expense, do any and all things which R1 may deem useful or desirable to establish or document R1’s exclusive ownership of any and all rights in any such results and proceeds, including, without limitation, the execution of appropriate copyright and/or patent applications or assignments. To the extent you have any rights in the results and proceeds of your services that cannot be assigned in the manner described above, you unconditionally and irrevocably waives the enforcement of such rights. Notwithstanding anything to the contrary set forth herein, works developed by you (i) which are developed independently from the work developed for R1 regardless of whether such work was developed before or after you performed services for R1; or (ii) applications independently developed which are unrelated to the business and which you develop during non-business hours using non-business property shall not be deemed work for hire and shall not be the exclusive property of R1.

e.	Non-Competition.

i.

During the time of your employment for R1 and for a period of twelve months after the termination of your employment for R1, regardless of the reason, you shall not, directly or indirectly, either alone or in conjunction with any person, firm, association, company or corporation, within the Restricted Area, own, manage, operate, or participate in the ownership, management, operation, or control of, or be employed by or provide services to, any entity which is in competition with R1.

ii.

Notwithstanding anything to the contrary, nothing in this Paragraph (d) prohibits you from being a passive owner of not more than one percent of the outstanding stock of any class of a corporation which is publicly traded, so long as you have no active participation in the business of such corporation.

f.

Acknowledgments. You acknowledge and agree that the restrictions contained in this Agreement with respect to time, geographical area and scope of activity are reasonable and do not impose a greater restraint than is necessary to protect the goodwill and other legitimate business interests of R1 and that you have the opportunity to review the provisions of this Agreement with your legal counsel. In particular, you agree and acknowledge (i) that R1 is currently engaging in business and actively marketing its services and products throughout the United States, (ii) that your duties and responsibilities for R1 are co-extensive with the entire scope of R1’s business, (iii) that R1 has spent significant time and effort developing and protecting the confidentiality of its methods of doing business, technology, customer lists, long term customer relationships and trade secrets, and (iv) that such methods, technology, customer lists, customer relationships and trade secrets have significant value.

g.

Enforcement. You agree that the restrictions contained in this Agreement are necessary for the protection of the business, the Confidential Information, customer relationships and goodwill of R1 and are considered by you to be reasonable for that purpose and that the scope of restricted activities, the geographic scope and the duration of the restrictions set forth in this Agreement are considered by you to be reasonable. You further agree that any breach of any of the restrictive covenants in this Agreement would cause R1 substantial, continuing and irrevocable harm for which money damages would be inadequate and therefore, in the event of any such breach or any threatened breach, in addition to such other remedies as may be available, R1 shall be entitled to specific performance and injunctive relief. This Agreement shall not in any way limit the remedies in law or equity otherwise available to R1 or its Affiliates. You further agree that to the extent any provision or portion of the restrictive covenants of this Agreement shall be held, found or deemed to be unreasonable, unlawful or unenforceable by a court of competent jurisdiction, then any such provision or portion thereof shall be deemed to be modified to the extent necessary in order that any such provision or portion thereof shall be legally enforceable to the fullest extent permitted by applicable law.

h.	Severability; Modification. It is expressly agreed by you that:

i.

Modification. If, at the time of enforcement of this Agreement, a court holds that the duration, geographical area or scope of activity restrictions stated herein are unreasonable under circumstances then existing or impose a greater restraint than is necessary to protect the goodwill and other business interests of R1, you agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area and that the court will be allowed to revise the restrictions contained herein to cover the maximum duration, scope and area permitted by law, in all cases giving effect to the intent of the parties that the restrictions contained herein be given effect to the broadest extent possible; and

ii.

Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under applicable law, such invalidity, illegality or unenforceability will not affect any other provision, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provision had never been contained herein.

i.

Non-Disparagement. You and R1 understand and agree not to disparage the other party, or its officers, directors, administrators, representatives, employees, contractors, consultants or customers, as applicable, and will not engage in any communications or other conduct which might interfere with the relationship between the other party or its current, former, or prospective employees, contractors, consultants, customers, suppliers, regulatory entities, and/or any other persons or entities, other than to enforce the terms of this Agreement.

j.	Definitions.

i.

Confidential Information. “Confidential Information” as used in this Section 5 shall include R1’s trade secrets as defined under Illinois law, as well as any other information or material which is not generally known to the public, and which (A) is generated, collected by or utilized in the operations of R1’s business and relates to the actual or anticipated business, research or development of R1; or (B) is suggested by or results from any task assigned to you by R1 or work performed by you for or on behalf of R1. Confidential Information shall not be considered generally known to the public if you or others improperly reveal such information to the public without R1’s express written consent and/or in violation of an obligation of confidentiality to R1. Examples of Confidential Information include, but are not limited to, all customer, client, supplier and vendor lists, budget information, contents of any database, contracts, product designs, technical know-how, engineering data, pricing and cost information, research and development work, software, business plans, proprietary data, projections, market research, perceptual studies, strategic plans, marketing information, financial information (including financial statements), sales information, training manuals, employee lists and compensation of employees, and all other competitively sensitive information with respect to R1, whether or not it is in tangible form, and including without limitation any of the foregoing contained or described on paper or in computer software or other storage devices, as the same may exist from time to time.

ii.	Restricted Area. For purposes of this Agreement, the term “Restricted Area” shall mean the United States of America.

6.	Section 409A

a.

It is intended that all payments and benefits under this Agreement, the Annual Bonus Plan, the LTI, the 2010 Stock Incentive Plan, and any other plan under which you receive compensation shall comply with, or be exempt from, Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, to the maximum extent permitted, this Agreement and such other agreements and plans will be interpreted in accordance with such intention. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification will be made in good faith and will, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and R1 of the applicable provision without violating the provisions of Code Section 409A. R1 represents and covenants that payments and benefits to be paid to you under this Agreement, the Annual Bonus Plan, the LTI, the 2010 Stock Incentive Plan, and any other plan under which you will receive compensation are not and will not be subject to any additional tax or interest under Code Section 409A. R1 and you agree to take any action, or refrain from taking any action, reasonably requested by you or R1, as applicable, to comply with the terms of any correction procedure promulgated under Code Section 409A.

b.

A termination of employment will not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit that is “nonqualified deferred compensation” under Code Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms will mean a “separation from service.” If on the date of your termination you are a “specified employee” for purposes of Code Section 409A, any payment or benefit that is “nonqualified deferred compensation” that is payable on account of a “separation from service” (as such terms are defined for purposes of Code Section 409A), such payment or benefit will be made or provided at the date that is the earliest of (a) the expiration of the six (6)-month period measured from the date of your “separation from service,” (b) the date of your death, or (c) such other date that such payment or benefit may be provided without incurring any additional tax or interest under Code Section 409A. Upon the expiration of the foregoing delay period, any payments and benefits delayed pursuant to the previous sentence will be paid or made available to you in a lump sum and all remaining benefits payments and benefits due will be paid or provided in accordance with the normal payment dates specified for them herein.

c.

With regard to any reimbursement to you of any costs and expenses or the provision of any in-kind benefits, except as otherwise permitted by Code Section 409A, (a) the right to reimbursement or in-kind benefits will not be subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year will not affect the expenses eligible for reimbursement, or in-kind to be provided, in any other taxable year, and (c) such payments will be made on or before the last day of your taxable year following the taxable year in which the expense occurred (it being understood that notwithstanding this (c), any reimbursements to you will be made promptly after you have substantially complied with R1’s policy regarding the reimbursement of expenses).

d.

Your right to receive any installment payments under this Agreement, the Annual Bonus Plan, the LTI, the 2010 Stock Incentive Plan, or any other plan under which you receive compensation shall be treated as a right to receive a series of separate payments, and each such payment shall be a separately identified and determinable amount, to the maximum extent permitted under Code Section 409A. Whenever a payment under this Agreement specifies a payment within a period of days, the actual date of payment within such specified period will be within the sole discretion of R1.

e.

In no event will any payment that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

7.	Governing Law. This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware without regard to any applicable conflicts of law provisions.

8.

Exclusive Jurisdiction/Venue. All disputes that arise from or relate to this Agreement shall be decided exclusively by binding arbitration in Salt Lake County, Utah under the Commercial Arbitration Rules of the American Arbitration Association. The parties agree that the arbitrator’s award shall be final, and may be filed with and enforced as a final judgment by any court of competent jurisdiction. Notwithstanding the foregoing, any disputes related to the enforcement of the restrictive covenants contained in this Agreement shall be subject to and determined under Delaware law and adjudicated in Utah courts.

9.

Notices. Any notice hereunder by you shall be given to R1 in writing and such notice shall be deemed duly given only upon receipt thereof by the General Counsel of R1. Any notice hereunder by R1 shall be given to you in writing and such notice shall be deemed duly given only upon receipt thereof at such address as you may have on file with R1.

10.	Headings. The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

11.	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

12.

Severability. The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

13.

Binding Agreement; Assignment. This Agreement shall inure to the benefit of, be binding upon, and be enforceable by R1 and its successors and assigns and you. You shall not assign any part of this Agreement without the prior express written consent of R1.

14.

Entire Agreement; Precedence; Amendment. This Agreement together contain the entire agreement between the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. This Agreement may be modified or amended by a writing signed by both R1 and you.

JOHN SPARBY	R1 RCM INC.

/s/ John Sparby	/s/ Kate Sanderson
	By:	Kate Sanderson
Title: EVP and Chief Human Resources Officer

Dated: November 7, 2022	Dated: November 7, 2022